Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

                 CONGOLEUM CORPORATION COMMENCES SOLICITATION OF
                          REORGANIZATION PLAN APPROVAL

MERCERVILLE, NJ, October 27, 2003 - Congoleum Corporation (AMEX:CGM) today announced that it has finalized documents relating to its pre-packaged Chapter 11 plan of reorganization and mailed them to asbestos personal injury claimants and other parties in interest. The terms of the plan of reorganization were negotiated at length with representatives of a large number of current asbestos personal injury claimants and a representative for future asbestos personal injury claimants, all of whom approved the final documents. Asbestos personal injury claimants, Congoleum's secured lender and its majority shareholder will receive ballots to vote on the plan, and Congoleum anticipates that it will receive the votes necessary to obtain the plan's approval. The deadline for submitting votes is December 19, 2003. Congoleum expects to commence bankruptcy proceedings in late December and seek bankruptcy court confirmation of the plan as promptly as possible.

Under the terms of the plan, when confirmed, Congoleum will contribute certain insurance rights and a note for approximately $2.7 million (subject to a future revaluation) to a trust to be formed pursuant to the plan for the benefit of asbestos personal injury claimants, and all current and future asbestos claims against Congoleum will be channeled to the trust. Under the terms of the plan, Congoleum's other creditors will be paid in full and its shareholders will maintain their equity holdings in Congoleum. To comply with statutory disclosure requirements, Congoleum's trade creditors, bondholders and minority shareholders will also receive documents describing the plan of reorganization, but will not be entitled to vote on the plan as it does not impair their interests.

Roger S. Marcus, Chairman of the Board, commented "We are extremely pleased to have reached this point in the process of resolving our asbestos liabilities. There have been a myriad of details and issues to be dealt with in finalizing negotiations and documentation of our reorganization plan and the trust that will provide funds for asbestos claimants. The legal team has continued to fine tune our approach based, in part, upon the experience of other companies in asbestos bankruptcy proceedings. In addition, a seven person pre-petition asbestos claimants' committee was recently formed to participate in final negotiation, review, and approval of the plan documents. We believe it is very positive to have addressed all these complexities appropriately before soliciting approval of the plan, and that having done so will result in the broadest possible support for the plan and a reduced potential for delays once our proceedings commence."
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Mr. Marcus continued "Now that our solicitation has commenced, we expect to make our bankruptcy filing in late December. The amount of time it will then take the court to confirm our plan and permit us to emerge from bankruptcy is harder to predict, but I am hopeful that it could take as little as three to six months. The uncertainty of our past timetable has been difficult for our employees, suppliers, customers, and investors and I thank them for their patience and continued support. It is very encouraging that the formal legal process for putting the asbestos problem behind us is finally underway."

Copies of the plan and disclosure statement will soon be filed by Congoleum with the Securities and Exchange Commission as exhibits to a Form 8-K. They can also be obtained by visiting Congoleum's website at http://www.congoleum.com/investor_relations/investor_1.shtml.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet and tile products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century.

                 WARNING REGARDING FORWARD - LOOKING STATEMENTS

THE ABOVE NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON CONGOLEUM'S EXPECTATIONS, AS OF THE DATE OF THIS RELEASE, OF FUTURE EVENTS, AND CONGOLEUM UNDERTAKES NO OBLIGATION TO UPDATE ANY OF THESE FORWARD LOOKING STATEMENTS. ALTHOUGH CONGOLEUM BELIEVES THAT THESE EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS, WITHIN THE BOUNDS OF ITS KNOWLEDGE OF ITS BUSINESS AND EXPERIENCE, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM ITS EXPECTATIONS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM EXPECTATIONS INCLUDE: (I) THE FUTURE COST AND TIMING OF ESTIMATED ASBESTOS LIABILITIES AND PAYMENTS AND AVAILABILITY OF INSURANCE COVERAGE AND REIMBURSEMENT FROM INSURANCE COMPANIES, WHICH UNDERWROTE THE APPLICABLE INSURANCE POLICIES FOR ASBESTOS-RELATED CLAIMS AND OTHER COSTS RELATING TO THE EXECUTION AND IMPLEMENTATION OF ANY PLAN OF REORGANIZATION PURSUED BY CONGOLEUM, (II) TIMELY REACHING AGREEMENT WITH OTHER CREDITORS, OR CLASSES OF CREDITORS, THAT EXIST OR MAY EMERGE, (III) SATISFACTION OF THE CONDITIONS AND OBLIGATIONS UNDER CONGOLEUM'S OUTSTANDING DEBT INSTRUMENTS, AND AMENDMENTS TO THOSE OUTSTANDING DEBT INSTRUMENTS, AS NECESSARY, TO PERMIT THE CONTEMPLATED NOTE CONTRIBUTION IN CONNECTION WITH CONGOLEUM'S PLAN OF REORGANIZATION AND TO MAKE CERTAIN FINANCIAL COVENANTS IN THOSE DEBT INSTRUMENTS LESS RESTRICTIVE, (IV) THE RESPONSE FROM TIME-TO-TIME OF CONGOLEUM'S AND ITS CONTROLLING SHAREHOLDER'S, AMERICAN BILTRITE INC.'S, LENDERS, CUSTOMERS, SUPPLIERS AND OTHER CONSTITUENCIES TO THE ONGOING PROCESS ARISING FROM CONGOLEUM'S STRATEGY TO SETTLE ITS ASBESTOS LIABILITY, (V) CONGOLEUM'S ABILITY TO OBTAIN DEBTOR-IN-POSSESSION FINANCING TO PROVIDE IT WITH SUFFICIENT FUNDING DURING THE PENDENCY OF ITS CHAPTER 11 CASE AND EXIT FINANCING TO PROVIDE IT WITH SUFFICIENT FUNDING FOR ITS OPERATIONS AFTER EMERGING FROM THE BANKRUPTCY PROCESS, IN EACH CASE, ON REASONABLE TERMS, (VI) TIMELY OBTAINING SUFFICIENT CREDITOR AND COURT APPROVAL OF ANY REORGANIZATION PLAN PURSUED BY CONGOLEUM AND
(VII) COMPLIANCE WITH THE UNITED STATES BANKRUPTCY CODE, INCLUDING SECTION 524(g). IN ANY EVENT, IF CONGOLEUM IS NOT SUCCESSFUL IN OBTAINING SUFFICIENT CREDITOR AND COURT APPROVAL OF ITS PLAN OF REORGANIZATION, SUCH FAILURE WOULD HAVE A MATERIAL ADVERSE

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EFFECT UPON ITS BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. ACTUAL
RESULTS COULD DIFFER SIGNIFICANTLY AS A RESULT OF THESE AND OTHER FACTORS DISCUSSED IN CONGOLEUM'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2003 AND ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.